Exhibit 99.1

Delta Apparel Reports Record Fourth Quarter and Full Year Revenue

Raises FY08 Diluted EPS Expectations

DULUTH, Ga.--(BUSINESS WIRE)--Delta Apparel, Inc. (AMEX: DLA) today reported record fourth quarter fiscal 2008 revenue of approximately $105 million, an increase of over 14% from the prior year fourth quarter. This brings full year fiscal 2008 revenue to a record $322 million.

For the fourth quarter, the Company is raising its expected diluted earnings per share to be in the range of $0.45 to $0.49, up from its previous expectations of $0.40 to $0.46. For the full year, the Company now expects a diluted loss per share to be in the range of ($0.07) to ($0.11), inclusive of restructuring related expenses of ($0.39) per diluted share.

Robert W. Humphreys, President and Chief Executive Officer, commented, “Our business units performed well during our fourth quarter despite the softness in the overall U.S. economy and weakness in the retail environment. Demand for our products continued to strengthen as the quarter progressed allowing us to exceed our revenue expectations for the quarter. Each of our businesses achieved sales growth in the fourth quarter compared to the prior year, with the biggest increases coming from our Junkfood and Delta catalog businesses. The revenue growth in Junkfood is the result of strong demand through its traditional distribution to high-end retail stores and boutiques, as well as the success of the co-branded ‘Junk Food Loves GapKids’ and ‘Junk Food Loves babyGap’ vintage tees launched in late calendar year 2007. The positive collaboration of these brands is resulting in Junkfood Clothing products and marketing materials being featured in 1,200 GapKids storefront windows during July.”

Mr. Humphreys continued, “The sales growth, combined with reaching our targeted margins, is allowing us to exceed our earnings outlook for the quarter despite our increased bad debt reserves for the bankruptcy filing of a customer, which reduced our earnings by approximately $.06 per share. While we are encouraged with our results for our 2008 fourth quarter, we remain cautious about the current economic and retail conditions. We are focused on positioning ourselves for the future by building our diverse distribution channels and continuing our cost savings initiatives. We are monitoring our operations closely and expect improvement in our balance sheet in fiscal year 2009.”

The Company expects to report final fiscal year 2008 financial results on August 15, 2008 and will host its earnings call on that date to further discuss its business.

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its wholly owned subsidiaries, M.J. Soffe Co. and Junkfood Clothing Company, is a marketer, manufacturer and distributor of high quality branded and private label activewear apparel. The Company specializes in selling a variety of casual and athletic activewear tops and bottoms, embellished and unembellished T-shirts, and fleece products for the ever-changing apparel market. The Company focuses its broad distribution of apparel products to specialty and boutique stores, high-end and mid-tier retail stores, sporting goods stores, screen printers, and private label accounts. In addition, certain products are sold in college bookstores and to the U.S. Military. The Company's operations are located throughout the United States, Honduras, El Salvador and Mexico and the Company employs approximately 6,400 people worldwide. Additional information on the Company is available at www.deltaapparelinc.com.

Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, the ability to achieve synergies in connection with the FunTees acquisition and to integrate it successfully into our business, changes in the retail demand for apparel products, the cost of raw materials, competitive conditions in the apparel and textile industries, the relative strength of the United States dollar as against other currencies, changes in United States trade regulations, the discovery of unknown conditions (such as environmental matters and similar items) and other risks described in “Item 1A. Risk Factors” in our annual Report on Form 10-K for the fiscal year ended June 30, 2007 and from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. We do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

CONTACT:
Delta Apparel, Inc.
Deborah Merrill, 864-232-5200, ext. 6620
Chief Financial Officer
or
Integrated Corporate Relations
Brendon Frey, 203-682-8200
Investor Relations Contact